Contacts:

Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-587-2872
905-415-0310 ext. 274	905-415-0310 ext. 271	sgreene@brodeur.com
tstaniland@datamirror.com	pcauley@datamirror.com

Parras of México Streamlines Value Chain

with DataMirror LiveIntegration™

Real-time Application Integration Drives Competitiveness and Customer Responsiveness

TORONTO, CANADA – (January 13th, 2003) – DataMirror (Nasdaq: DMCX; TSX: DMC), the leading provider of enterprise application integration and resiliency solutions, today announced that Parras Industrial Company of México, one of the world’s largest manufacturers of high quality denim fabric, has selected DataMirror’s LiveIntegration solution—Transformation Server™—to streamline its supply chain, enhance competitiveness and accelerate time-to-market. Parras will now be able to integrate critical data in real-time between its existing J.D. Edwards ERP system and a new supply chain application developed by i2 Technologies Inc.

Parras currently faces one of the greatest challenges in its 100-year history—increasing competition from China for the lucrative U.S. market. In response, Parras is focused not only on ensuring the highest quality products at the right price, but also accelerating delivery of these products to clients. DataMirror Transformation Server software will empower the company to act more quickly based on accurate, up-to-the-minute data.

“Shorter production, administration and distribution cycles are essential to ongoing customer satisfaction and our future success,” said Rodolfo García Muriel, Board Director, Parras. “Transformation Server’s ability to capture transactions such as fabric orders from our J.D. Edwards system and flow the data into i2 with no delays is paramount. DataMirror provides us with the real-time data flows, enhanced security and the versatility to leverage other key databases, such as Microsoft SQL Server, yielding a true competitive advantage in delivering high quality, timely product to market. We expect to fully streamline our supply chain within the next 8 months—a deadline that would be extremely difficult to achieve without DataMirror.”

Parras also plans to implement DataMirror’s innovative iDeliver™ solution to securely publish customer data to the web, allowing key clients to access current account and invoicing information via Parras’ real-time extranet.

“Parras is one of a number of leading companies in Latin America that have implemented DataMirror solutions to enhance competitiveness, improve operational efficiency, and effectively communicate real-time data to employees and trading partners,” said Stewart Ritchie, Vice President, Sales, Americas and Asia Pacific. “DataMirror is committed to delivering the most advanced and cost-effective solutions, along with the highest quality of service, to our customers in the important Latin American market.”

Other DataMirror customers in Latin America include: Cemex, Banco Bilbao Vizcaya – Bancomer Mexico, Bayer Mexico, Wyeth Mexico, Lloyds TSB Bank Argentina, Banco Itaú Argentina, Distribución y Servicio Chile, Bridgestone Firestone Costa Rica, Credomatic Costa Rica, Banco Alemán Platina Panama, Banco Dominicano del Progreso Dominican Republic, Cargill Agricola Brazil, Equifax Brazil and Goodyear Tire Brazil.

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency software, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™ solutions enables customers to easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™ by providing the instant data access, integration and availability companies require today across all computers in their business.

1,700 companies have gone live with DataMirror solutions including Debenhams, Energis, GMAC Commercial Mortgage, the London Stock Exchange, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Toronto, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

# # #

"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the Company's Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. The Company disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2003 DataMirror Corporation. All rights reserved. DataMirror, iDeliver, LiveBusiness, LiveIntegration, Transformation Server and The experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.